SECURITIES AND EXCHANGE

                      COMMISSION Washington, D.C.

                      20594

                           FORM 12b-25

                     Notification of Late Filing

                    Commission File Number 0-21718


(Check one):     ( ) Form 10-K  ( ) Form 11-K  ( )
Form 20-F
            (X) Form 10-Q  ( ) Form N-SAR

     For Period Ended:    June 30, 1998
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( )  Transition Report on Form 10-K
( )  Transition Report on Form 20-F ( )  Transition Report on
Form 11-K

( )  Transition Report on Form 10-Q ( )  Transition Report on
Form N-SAR

     For the Transition Period Ended:
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Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the items(s) to which the notification relates:

The notification relates to the Form 10-Q in its entirety.
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                             PART I
                     Registrant Information

Full name of registrant

Boston Capital Tax Credit Fund III L.P.
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Former name if applicable

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----------Address of principal executive office (Street and Number)

One Boston Place, Suite 2100
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City, State and Zip Code         Boston, Massachusetts   02108-
4406
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                             PART II
                     Rule 12b-25(b) and (c)

     If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule12b-25(b), the following should be completed.
(Check appropriate box.)

 --
|  |      (a)  The reasons described in reasonable
detail in Part
 --          III of this form could not be eliminated
without
             unreasonable effort or expense;
 --
|X |      (b)  The subject annual report, semi-annual
report,
--            transition report on Form 10-K, 20-F,
11-K or
              Form N-SAR, or portion thereof will be
filed on
              or before the 15th calendar day
following the
              prescribed due date; or the subject
quarterly
              report or transition report on Form 10-
Q, or
              portion thereof will be filed on or
before the
              fifth calendar day following the
prescribed due
              date; and
 --
|  |      (c)  The accountant's statement or other
exhibit
--            required by Rule 12b-25(c) has been
attached, if
             applicable.



                         PART III
                         Narrative

     State below in reasonable detail the reasons why Form 10-K, 11-K, 20-F, 10-Q, N-SAR or the transition report portion thereof could not be filed within the prescribed time period. (Attached extra sheets if needed.)

     The registrant will not be filing the requisite Form 10-Q within the prescribed time period since the registrant has not completely received and coordinated all necessary documents and other information which must be complied and reviewed in order to properly prepare the Form 10-Q in full detail.
                              PART IV
                         Other Information

          (1) Name and telephone number of person to contact in regard to this notification.

     Marc N. Teal                     617            624-8900
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     --------(Name)                (Area Code)    (Telephone
     Number)

          (2)  Have all other periodic reports required under
Section 13 or 15(d) of the Securities Exchange Act of 1934 or
Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                    --             --
                                   | X|  Yes    |  |  No
                                      --             --

          (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                          --             --
                                        | X|  Yes    |  |  No
                                            --             --

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.
See ATTACHMENT TO FORM 12b-25.

                  Boston Capital Tax Credit Fund III L.P.
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                (Name of registrant as specified in charter)


          Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date: August 14, 1998                        By: JOHN P. MANNING
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                                        John P. Manning, a partner
                                        or Boston Capital
                                        Associates, the general
                                        partner of Boston Capital
                                        Associates III Limited
                                        Partnership, the general
                                        partner of Boston Capital
                                        Tax Credit Fund III L.P.